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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Coldwater Creek Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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COLDWATER CREEK INC.
One Coldwater Creek Drive
Sandpoint, Idaho 83864

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 9, 2012
To Our Stockholders:
You are cordially invited to attend the Annual Meeting of Stockholders ("Annual Meeting") of COLDWATER CREEK INC. ("Coldwater Creek" or the "Company"), a Delaware corporation, which will be held at our corporate headquarters at One Coldwater Creek Drive, Sandpoint, Idaho 83864, at 9:30 a.m. Pacific Time on June 9, 2012 for the following purposes:

1.	To elect three members of our Board of Directors;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2013; and

3.	To hold an advisory "say-on-pay vote" on the compensation of our named executive officers.
These matters are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders.
The Board has fixed the close of business on April 13, 2012 as the record date (the "Record Date") for determining those stockholders who will be entitled to vote at the Annual Meeting. In accordance with the rules of the Securities and Exchange Commission, we have elected to make our proxy materials available over the Internet. On or prior to April 27, 2012, we will mail to each stockholder of record as of the Record Date a Notice of Internet Availability of Proxy Materials, which will include, among other things, important information about the annual meeting and instructions as to how to request a copy of the proxy materials over the Internet, by e-mail or by mail. On the date the Notice of Internet Availability of Proxy Materials is first mailed to stockholders of record as of the Record Date, these stockholders will have access, free of charge, to all proxy materials on a website identified in the Notice of Internet Availability of Proxy Materials.
Representation of at least a majority of the shares of Coldwater Creek Common Stock entitled to vote, whether present in person or represented by proxy, is required to constitute a quorum. Accordingly, it is important that your shares be represented at the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE AUTHORIZE YOUR PROXY TO VOTE YOUR SHARES. YOU ARE ENCOURAGED TO VOTE OVER THE INTERNET, AS DESCRIBED IN THE IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS. Alternatively, you may vote (i) by requesting a paper copy of the Company's fiscal 2011 Annual Report on Form 10-K, the Proxy Statement and proxy card by mail or electronic mail and marking, signing, dating and promptly returning the proxy card, (ii) by telephone, as described in the Notice of Internet Availability of Proxy Materials or your proxy card, or (iii) by attending the annual meeting and voting in person. Note that all votes cast by telephone or the Internet must be cast prior to 11:59 p.m., Eastern Time, on June 8, 2012. You may revoke your proxy at any time prior to the time it is voted. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Please read the proxy materials carefully. Your vote is important and we appreciate your cooperation in considering and acting on the matters presented.

Very truly yours,

John E. Hayes III Senior Vice President, General Counsel and Secretary Sandpoint, Idaho
April 27, 2012

Stockholders Should Read the Entire Proxy Statement
Carefully Prior to Voting Your Shares or Returning the Proxy Card
PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS OF
COLDWATER CREEK INC.
To Be Held June 9, 2012
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of COLDWATER CREEK INC. ("Coldwater Creek" or the "Company") of proxies to be voted at the 2012 Annual Meeting of Stockholders ("Annual Meeting"), which will be held at 9:30 a.m. Pacific Time on June 9, 2012 at the Company's corporate headquarters at One Coldwater Creek Drive, Sandpoint, Idaho 83864, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Notice Regarding Availability of Proxy Materials was first mailed to stockholders on or about April 27, 2012.

VOTING RIGHTS AND SOLICITATION
The close of business on April 13, 2012 is the record date (the "Record Date") for stockholders entitled to notice of and to vote at the Annual Meeting. As of that date, 121,757,524 shares of our $0.01 par value common stock ("Common Stock") were issued and outstanding. All shares of Common Stock outstanding on the Record Date are entitled to vote at the Annual Meeting. Stockholders of record entitled to vote at the Annual Meeting will have one vote on the matters to be voted upon for each share of Common Stock so held.
In accordance with rules and regulations of the Securities and Exchange Commission ("SEC"), instead of mailing a printed copy of our proxy materials to each stockholder of record, we furnish proxy materials, which include our Proxy Statement, proxy card and fiscal 2011 Annual Report, to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you so request or unless you have previously made a permanent election to receive these materials in printed copy. The Notice of Internet Availability of Proxy Materials instructs you as to how you may access and review all of the important information contained in the proxy materials and how you may submit your proxy to vote your shares, including via the Internet.
Common Stock voted by telephone or by Internet by 11:59 p.m. Eastern Time on June 8, 2012, as instructed in the Notice of Internet Availability of Proxy Materials, or by proxies in the accompanying form which are properly executed and returned to us, will be voted at the Annual Meeting in accordance with the stockholder's instructions contained therein. In the absence of contrary instructions, Common Stock represented by such proxies will be voted:

1.	FOR the election of three Class III Directors to serve on our Board of Directors;

2.	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2013; and

3.	FOR the approval of the compensation of our named executive officers ("say-on-pay vote").
We are not aware of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and accompanying Notice of Annual Meeting of Stockholders. If any other matters should properly come before the Annual Meeting, the proxy holders will vote on such matters in accordance with their best judgment.
Any stockholder has the right to revoke his or her proxy at any time before it is voted by (i) delivering a written notice of revocation to us at our principal executive office at One Coldwater Creek Drive, Sandpoint, Idaho 83864, Attention: Secretary, (ii) delivering a duly executed proxy bearing a later date (including via telephone or Internet vote) or (iii) attending the meeting and voting in person.

The election of the Class III Directors shall be determined by a plurality of the votes cast.
The approval of Proposal 2 shall be determined by the affirmative vote of the holders of a majority of the share of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.
The say-on-pay vote presented in Proposal 3 is an advisory vote and therefore is not binding on the Company, our Compensation Committee or our Board of Directors. We value the opinions of our stockholders and our Compensation Committee will take into account the result of the say-on-pay vote when determining future executive compensation.
Abstentions are treated as shares present and entitled to vote for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against proposals 2 and 3. However, abstentions will have no effect on the election of directors.
All votes will be tabulated by the appointed Inspector of Election. The Inspector of Election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
We will bear the entire cost of proxy solicitation. Proxies will be solicited principally through the use of the mail, but, if deemed desirable, may be solicited personally or by telephone or special letter by our officers and other employees for no additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of the Common Stock. Such persons may be reimbursed for their expenses. We have engaged Computershare to assist in soliciting proxies, which it may solicit by telephone or in person. We anticipate paying Computershare a fee of $7,000, plus expenses.

PROPOSAL 1
ELECTION OF DIRECTORS
Each member of the Board is assigned to one of three classes. One class is elected at each successive annual meeting of stockholders to hold office for a three-year term and until successors of such class have been qualified and elected. Currently, the Board consists of eight directors, seven of whom are independent as defined by the rules of The NASDAQ Stock Market ("NASDAQ"). The term of the Class III directors will expire at this Annual Meeting. The current Class III nominees to the Board are set forth below. If elected, the Class III nominees' terms will expire at the 2015 Annual Meeting of Stockholders.
The proxy holders intend to vote all proxies received by them for the nominees for director listed below. Proxies may not be voted for a greater number of persons than the number of nominees named below. In the event that any nominee is unable, or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. As of the date of this Proxy Statement, the Board is not aware that any nominee is unable to serve or intends to decline to serve as a director.
The Board recommends that stockholders vote FOR the nominees listed below:

Name	Principal Occupation	Director Since	Age
Dennis C. Pence	Chairman of the Board of Directors, President and Chief Executive Officer of Coldwater Creek	1988	62
Robert H. McCall	Former President, McCall & Landwehr, P.A.	1994	66
Frank M. Lesher	Former Executive Vice President, General Counsel & Secretary of the Board for Sony Electronics, Inc.	2007	63
Dennis C. Pence co-founded Coldwater Creek in 1984, and has served as a director since our incorporation in 1988, serving as the Board's Chairman since July 1999 and as its Vice-Chairman prior to that. Mr. Pence has served as our Chief Executive Officer (“CEO”) since September 2009, and previously from September 2002 through October 2007 and from 1984 through December 2000. From June 2002 through September 2002, he provided us with his executive management services. From January 2002 to June 2002, Mr. Pence served as our Interim Chief Financial Officer and Treasurer. From January 2001 to January 2002, Mr. Pence was semi-retired. Mr. Pence has also served as Chairman of the Executive Committee since its formation in May 2000, a member of the Succession Planning and Management Development Committee since November 2007, and as Secretary from July 1998 to February 2009. From April 1999 to December 2000, he was also the President of our Internet Commerce Division. Prior to co-founding Coldwater Creek, Mr. Pence was employed by Sony Corp. of America, a subsidiary of Sony Corporation, a publicly held manufacturer of audio, video, communication, and information technology products, from 1975 to 1983, where his final position was National Marketing Manager - Consumer Video Products.
As our founder, Chairman and CEO, Mr. Pence has extensive knowledge of all aspects of our business which, combined with his vision and strong leadership skills, position him well to continue to lead our Company.
Robert H. McCall, a Certified Public Accountant, has served as director since 1994, as well as a member of the Audit Committee since February 1995, as Chairman of the Audit Committee from February 1995 to June 2009 and as a member of the Nominating and Corporate Governance Committee since April 2004. Mr. McCall has also served as a member of the Executive Committee since its formation in May 2000. From February 1995 to July 2000, and then from June 2005 to June 2007, Mr. McCall served as a member of the Compensation Committee. From 1981 until his retirement in November 2006, Mr. McCall was President of McCall & Landwehr, P.A., a certified public accounting firm.

Mr. McCall brings to the Board a wealth of financial, tax and accounting expertise, as well as general business, management and corporate governance expertise, gained through founding and operating his accounting firm. Mr. McCall, who is the longest tenured director, also possesses a depth of knowledge about our Company through his years of Board service, including over fourteen years as Chairman of the Audit Committee.

Frank M. Lesher has served as a director since February 2007, and currently serves on the Compensation Committee, Succession Planning and Management Development Committee, and the Nominating and Corporate Governance Committee. In July 2004, Mr. Lesher retired from Sony Electronics, Inc., a subsidiary of Sony Corporation, a publicly held manufacturer of audio, video, communication and information technology products, where he served as Executive Vice President, General Counsel & Secretary, as well as chairing the corporation's environmental action, ethics and information privacy committees.
Mr. Lesher, who is a lawyer and former general counsel, brings a valued legal perspective to the Board, including more than 30 years of executive experience in legal, government, trade affairs and corporate safety, as well as senior management experience.
Directors Not Standing for Election
Directors who are not standing for election at this year's Annual Meeting are set forth below:

Name	Principal Occupation	Director Since	Class and Year in Which Term Will Expire	Age
James R. Alexander	President of Alexander & Co., LLC	2000 Previously 1994-1998	Class II 2013	69
Jerry Gramaglia	Former Partner for Arrowpath Venture Partners	2004	Class II 2013	56
Kay Isaacson-Leibowitz	Former Executive Vice President of Victoria's Secret Beauty Niches	2005	Class II 2013	65
Curt Hecker	President and Chief Executive Officer, Intermountain Community Bancorp	1998	Class I 2014	51
Michael J. Potter	Former Chairman of the Board of Directors and Chief Executive Officer of Big Lots, Inc.	2007	Class I 2014	50
James R. Alexander has served as a director since March 2000, as well as a member of the Audit Committee since July 2000, as a member of the Compensation Committee since November 2002, and as the Compensation Committee Chairman since June 2004. Mr. Alexander had previously served as a director, as well as Chairman of the Compensation Committee, from 1994 to 1998, when he declined to stand for re-election due to other professional obligations. Mr. Alexander has been an independent catalog consultant for over 30 years, serving a variety of mail order retailers of apparel, gifts and home decor. Mr. Alexander is founder and President of Alexander & Co., LLC, a direct marketing and retail consulting firm.
Mr. Alexander brings to the Board over 40 years of experience as an advisor to direct marketing and specialty retail businesses. Additionally, through his industry involvement and tenure as chair of our Compensation Committee, Mr. Alexander possesses a wealth of knowledge about compensation trends and best practices.
Jerry Gramaglia has served as a director since June 2004 and currently serves on the Compensation Committee and the Succession Planning and Management Development Committee, as well as serving on the Nominating and Corporate Governance Committee from June 2004 to June 2007. From May 2002 to March 2008, Mr. Gramaglia served as Entrepreneur-in-Residence and then Partner for ArrowPath Venture Partners. Mr. Gramaglia previously served as President and Chief Operating Officer for E*TRADE Group, Inc., a leading provider of electronic financial services. Mr. Gramaglia began his career at Procter & Gamble and later held marketing and general management positions for Nestle, PepsiCo, Imasco and Sprint. From March 2011 to July 2011, Mr. Gramaglia served as interim CEO of Acxiom Corporation, a leading provider of marketing data, services and technology. He has also served on the Board of Acxiom Corporation since August 2009, where he is non-executive chairman of the

Board.
Mr. Gramaglia contributes valuable insight to the Board as a former public company executive with experience in general management, consumer marketing and eCommerce, as well as strong working knowledge of current technology practices.
Kay Isaacson-Leibowitz has served as a director since February 2005 and currently serves on the Compensation Committee and as Chairman of the Succession Planning & Management Development Committee. Ms. Isaacson-Leibowitz served as Executive Vice President of Victoria's Secret Beauty Niches from July 2003 to August 2005. From 1995 to 2003, Ms. Isaacson-Leibowitz served as Executive Vice President of Merchandising for Victoria's Secret Stores. From 1994 to 1995, Ms. Isaacson-Leibowitz served as acting President and Senior Vice President of Merchandising for Banana Republic. Ms. Isaacson-Leibowitz has served as a Board member of Guess?, Inc. since July 2006 and serves on their compensation and nominating committees. Ms. Isaacson-Leibowitz also served as Chairman of the Advisory Board for City University of New York Honors College and is a co-founder and co-chairman of the World of Children Awards.
As a former merchandising executive in the fashion and apparel industry, and as a member of the Board of Directors of another public apparel retailer, Ms. Isaacson-Leibowitz has significant industry expertise and management experience.

Curt Hecker has served as a director since August 1995, as well as a member of the Audit Committee from August 1995 to September 2007, as a member of the Executive Committee since July 2001, as Chairman of the Nominating & Corporate Governance Committee since June 2004 and as a member of that committee since April 2004. Mr. Hecker also served as Chairman of the Board's Compensation Committee from July 2001 to June 2004. Since October 1997, Mr. Hecker has served as President, Chief Executive Officer and a Board member of publicly held Intermountain Community Bancorp as well as Chief Executive Officer and a Board member of Panhandle State Bank, Intermountain Community Bancorp's wholly owned subsidiary. From August 1995 to October 2001, Mr. Hecker also served as President of Panhandle State Bank. Since April 2010, Mr. Hecker has served on the Board of Directors for Pacific Coast Bankers Bancorp, where he serves on their audit and loan committees. Prior to joining Panhandle State Bank, Mr. Hecker held various management positions with West One Bank.

As the Chief Executive Officer of a public bank holding company, Mr. Hecker has demonstrated leadership experience, as well as particular expertise in the areas of finance, strategic planning, governance and general management. Additionally, as one of our longest tenured directors, Mr. Hecker possesses great institutional knowledge about our Company.

Michael J. Potter has served as a director since June 2007, as Chairman of the Audit Committee since June 2009 and has served as a member of the Audit Committee since September 2007. Mr. Potter is currently Chief Operating Officer for Zulily, Inc. Mr. Potter served as the Chairman and Chief Executive Officer of Big Lots, Inc., a Fortune 500 retailer, from June 2000 to June 2005. Prior to serving as the Chief Executive Officer, Mr. Potter served in various capacities at Big Lots, including the role of Chief Financial Officer. Prior to Big Lots, Mr. Potter held various positions at The Limited, Inc., May Department Stores, and Meier & Frank, all retail companies. Mr. Potter has served on the Board of Blue Nile, Inc., a leading online retailer of certified diamonds and jewelry, since October 2007, where he serves on the compensation and audit committees. He has also served on the Board of Zulily, Inc., an E-commerce retailer of products for moms, babies and children, since March 2011.
As a former chief executive officer and former chief financial officer of a public retail company, and as a director of two other companies, Mr. Potter has proven leadership capability and an intimate knowledge of the complex operational and financial issues facing an organization such as ours.
CORPORATE GOVERNANCE
The Board of Directors is our governing body. It is responsible for managing the affairs of the corporation. The Board's primary responsibilities, which it carries out directly and through committees of the Board, include: (a) selecting, evaluating and overseeing the performance of, and setting the compensation for, the CEO and our other senior executive officers, (b) planning for succession with respect to the position of CEO and monitoring our succession planning for other senior executive officers, (c) reviewing and, where appropriate, approving our strategic and operating plans, (d) overseeing the conduct of our business to evaluate whether the business is being managed and conducted in accordance with such plans, and (e) overseeing the process for maintaining the integrity of our financial statements and other public disclosures in accordance with applicable law and our codes of conduct. The Board has delegated the authority and responsibility of managing the day-to-day business to the executive officers. The CEO, working with the other executive officers, is responsible for managing the business in a manner consistent with any specific plans, instructions or directions of the Board, and for seeking the advice and approval of the Board or its various committees as appropriate.
Committees
The Board has an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Succession Planning and Management Development Committee. The authority and responsibilities delegated to these committees are discussed below. The members of the Board as of the date of this Proxy Statement, and the committees on which they currently serve, are set forth in the following table:

Name	Executive Committee	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Succession Planning and Management Development Committee
James R. Alexander		*	**
Jerry Gramaglia			*		*
Curt Hecker	*			**
Kay Isaacson-Leibowitz			*		**
Frank M. Lesher			*	*	*
Robert H. McCall	*	*		*
Dennis C. Pence	**				*
Michael J. Potter		**
__________________
*    Member
**    Chairperson
     Executive Committee.    The Executive Committee is empowered to act in general for the entire Board in intervals between meetings of the Board, with the exception of certain matters that by law may not be delegated. The Executive Committee meets as necessary and all actions by the Executive Committee are reported to the Board. The Executive Committee also administers our 2006 Employee Stock Purchase Plan. The actions taken by the Executive Committee are binding and do not require ratification by the Board to be legally effective. The Executive Committee currently consists of Mr. Hecker, Mr. McCall and Mr. Pence (Chairman).
Audit Committee.    The Audit Committee's primary responsibilities include the evaluation, appointment and oversight of our independent registered public accounting firm, the approval of all audit fees and all other compensation to be paid to the independent registered public accounting firm and of any non-audit services performed by our independent registered public accounting firm, the evaluation of the independence of our independent registered public accounting firm, the review and approval of the scope of audit activities performed by the independent registered public accounting firm, the review of the Company's financial reporting processes and internal controls, and the review with the independent registered public accounting firm of the audit results. The Audit Committee currently consists of Mr. Alexander, Mr. McCall and Mr. Potter (Chairman). The Board has determined that all Audit Committee members meet the independence requirements of the SEC and NASDAQ. The Board has also determined that Mr. McCall and Mr. Potter qualify as "audit committee financial experts" within the meaning of the applicable rules of the SEC.
     Compensation Committee.    The Compensation Committee is responsible for evaluating the performance of the CEO and reviewing and establishing the compensation of the CEO and the other executive officers, including salary rates, participation in incentive compensation and benefit plans and other forms of compensation, and administering our Amended and Restated Stock Option/Stock Issuance Plan. For executive officers other than himself, Mr. Pence, our current CEO, makes recommendations to the Compensation Committee regarding salary and target bonus levels, and provides his assessment of their individual performance. Mr. Pence's recommendations are occasionally adjusted by the Compensation Committee before approval. The Compensation Committee approves Mr. Pence's goals, reviews his performance and sets his compensation.
For all areas of executive compensation, including equity compensation awards for Named Executive Officers ("NEOs"), the Compensation Committee seeks the input of outside compensation consultants. In 2011, the Compensation Committee used the services of Towers Watson as its sole compensation consultant, and Towers Watson assisted the Compensation Committee with assessing overall compensation levels, peer group analysis and compensation program design. Towers Watson works exclusively for the Compensation Committee but may from time to time be called upon to assist management. When these circumstances occur, the services and fees are approved by the Compensation Committee. The Compensation Committee meets with management from time to time to assist the Compensation Committee in its analysis of executive compensation. The Compensation Committee currently consists of Mr. Alexander (Chairman), Mr. Gramaglia, Ms. Isaacson-Leibowitz and Mr. Lesher. The Board has determined that all of the Compensation Committee members meet the independence requirements of NASDAQ.
Nominating and Corporate Governance Committee.    The principal functions of the Nominating and Corporate Governance Committee are to identify and evaluate individuals qualified to become Board members, recommend to the Board candidates for election or re-election to, or removal from, the Board, consider and make recommendations to the Board concerning the size and composition of the Board, consider from time to time the Board committee structure and makeup, and recommend to the Board retirement policies and procedures affecting Board members. The Nominating and Corporate Governance Committee makes recommendations to the full Board regarding compensation for non-employee directors, which compensation is approved by the full Board. Additionally, this committee is responsible for taking a leadership role in the Company's approach to corporate governance, including responsibility for making recommendations to the Board regarding the Company's corporate governance guidelines. The Nominating and Corporate Governance Committee currently consists of Mr. Hecker (Chairman), Mr. Lesher and Mr. McCall. The Board has determined that all of the Nominating and Corporate Governance Committee members meet the independence requirements of NASDAQ. The Nominating and Corporate Governance Committee considers Board candidates identified by its members, by other Board members or management, by stockholders and by other external sources, as described below in the section entitled "Stockholder Proposals for Next Year's Annual Meeting."
Succession Planning and Management Development Committee.    The Succession Planning and Management Development Committee assists the Board in fulfilling its oversight responsibilities relating to the development and succession of our senior executives, including making recommendations to the Board about succession planning in the event of an emergency or the retirement of the CEO, reviewing management's succession plan for our executive officers, other than the CEO, including management's assessment of internal candidates for eventual promotion to executive positions, and reviewing and making recommendations regarding management's plan for assessing and enhancing the competencies of the executive officers. The Succession Planning and Management Development Committee currently consists of Mr. Gramaglia, Ms. Isaacson-Leibowitz (Chair), Mr. Lesher, and Mr. Pence.
Board Committee Charters
The Charters of the Audit Committee, the Executive Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Succession Planning and Management Development Committee are available on the Investor Relations portion of our website at http://www.coldwatercreek.com.
Risk Assessment of Compensation Programs
The Compensation Committee concluded that our policies and practices do not encourage excessive and unnecessary risk taking that would be reasonably likely to have a material adverse effect on the Company, based on a number of mitigating factors, including the following:

•	The absence of any equity or cash compensation that is based on financial metrics other than Company-

wide performance measures;

•
A balance of equity and cash compensation for executives, with relatively lengthy vesting periods (3 or 4 years) for the equity awards and cash incentive compensation that is determined based on individual performance factors as well as Company-wide performance factors; and

•
Cash incentive compensation for non-executives that takes into account both individual performance and Company performance and, where equity awards are made to non-executives, vesting that is based on time served rather than performance metrics.

Board Leadership Structure and Role in Risk Oversight
Mr. Pence currently serves as both our CEO and Chairman of the Board. At present, our Board believes that it is in the Company's best interests for the CEO to also serve as Chairman of the Board. The Board believes that this leadership structure enables the Board to conduct its business in the most effective and efficient manner. The Board retains the authority to modify this structure as it deems appropriate.
In October 2008, the Nominating and Corporate Governance Committee recommended and the Board approved the appointment of a Presiding Director. The Presiding Director is responsible for coordinating, developing the agenda and moderating executive sessions of our independent directors. The Presiding Director also acts as the principal liaison for communicating with the Chairman of the Board any comments or suggestions of the independent directors regarding the Board meeting agenda, as well as any other issues raised by the independent directors. The Presiding Director may be assigned other duties from time to time as deemed appropriate by the independent directors. The position of Presiding Director rotates among the independent directors. Responsibilities pass to the next director upon completion of each scheduled in-person meeting of the full Board, such that no individual is expected to serve as Presiding Director for more than one term during any fiscal year.
Our Board is responsible for overseeing the overall risk management process at the Company. The responsibility for managing risk rests with management while the committees of the Board and the Board as a whole participate in the oversight process. The Board regularly receives reports from executive management regarding specific aspects of risk management. The Board's standing committees support the Board by regularly addressing various issues within their respective areas of oversight. The Audit Committee's responsibilities include reviewing significant financial risk exposures and the steps management has taken to monitor, control and report these exposures. Our Audit Committee also reviews with our independent auditors and internal auditors the integrity of the Company's financial reporting processes and controls. Additionally, our General Counsel reviews with the Audit Committee significant litigation, claims and regulatory and legal compliance matters. The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks arising from our compensation policies and programs. Each year the Compensation Committee reviews whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company. The Nominating and Corporate Governance Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks related to corporate governance structures and processes. Each of the committee chairs, as appropriate, reports to the full Board at regular meetings concerning the activities of the committee, the significant issues it has discussed and the actions taken by the committee.
Director Independence
The Board has determined that seven of the eight directors who currently serve on the Board, including two of the directors standing for re-election, are "independent" within the meaning of NASDAQ rules. These directors are Mr. Alexander, Mr. Gramaglia, Mr. Hecker, Ms. Isaacson-Leibowitz, Mr. Lesher, Mr. McCall and Mr. Potter. Mr. Pence is a non-independent director. In addition, the Board has determined that each member of the Board's Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee is independent under NASDAQ rules and that all members of the Audit Committee meet the requirements of SEC Rule 10A-3(b)(1)(ii). In connection with these independence determinations, the Board considered all of the relationships between each director and the Company, including those relationships not required to be disclosed by the rules of the SEC.
Board and Committee Meetings

The Board held twelve meetings during fiscal 2011. In addition, executive sessions of the independent directors without management present were held regularly throughout fiscal 2011 to discuss relevant subjects. The Executive Committee held no meetings during fiscal 2011. The Audit Committee held 11 meetings, the Compensation Committee held 10 meetings, the Nominating and Corporate Governance Committee held four meetings, and the Succession Planning and Management Development Committee held two meetings during fiscal 2011. All of the directors attended at least 75% of the aggregate number of meetings held by the Board and of the committees on which such director served during fiscal 2011.
It is our policy that all directors attend our Annual Meeting, except directors whose terms are expiring at that Annual Meeting and who are not standing for re-election. All continuing directors with the exception of Michael J. Potter attended the 2011 Annual Meeting of Stockholders and it is anticipated that all directors will attend the 2012 Annual Meeting.
Codes of Conduct
We have adopted a Code of Business Conduct and Ethics for the members of our Board. A copy of this Code of Business Conduct and Ethics is available on the Investor Relations portion of our website at             http://www.coldwatercreek.com. Any future amendments to or waivers of this Code of Business Conduct and Ethics will also be posted on http://www.coldwatercreek.com.
We have adopted a Code of Ethics for our Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer. A copy of this Code of Ethics is available on the Investor Relations portion of our website at http://www.coldwatercreek.com. Any future amendments to and any waiver of this Code of Ethics that applies to our Principal Executive Officer, Principal Financial Officer or Principal Accounting Officer will also be posted on     http://www.coldwatercreek.com.
Our Code of Business Conduct, applicable to all of our employees, is also available on the Investor Relations portion of our website at http://www.coldwatercreek.com. Any future amendments to this Code of Business Conduct will also be posted on http://www.coldwatercreek.com.
Corporate Governance Guidelines
     On the recommendation of the Nominating and Corporate Governance Committee, the Board adopted the Coldwater Creek Corporate Governance Guidelines to promote the effective functioning of the Board and its committees, to promote the interests of stockholders, and to ensure a common set of expectations as to how the Board, its various committees, individual directors and management should perform their functions. The Corporate Governance Guidelines establish corporate governance policies and principles with respect to the role of the Board, Board size, composition and independence, selection of new Board members and Board qualifications, director education and evaluation, Board tenure and limits on other Board memberships, access to senior management, the use of independent advisors, stock ownership guidelines, the role of standing Board committees, Board and committee meetings, meeting attendance, schedules and agendas, meetings of independent directors, director compensation, Board leadership, succession planning, adherence to the code of business conduct and ethics, communications with stockholders, and Board attendance at annual meetings of stockholders. The Corporate Governance Guidelines are available on the Investor Relations portion of our website located at             http://www.coldwatercreek.com.
Certain Relationships and Related Person Transactions
In connection with our underwritten public offering of 28,855,437 shares of common stock that closed in October 2011, Dennis C. Pence purchased 8,235,000 shares at $0.85 per share, the same price paid by all other purchasers in the offering.
Stock Ownership Guidelines
In December 2008, we adopted minimum stock ownership guidelines for our directors and executive officers to more closely link their interests with the interests of our stockholders and to encourage a long-term perspective in managing our business. Each non-management director should hold stock of the Company worth at least three times the annual base retainer in effect on the date the guidelines were adopted (or upon being appointed as a director, if later). Similarly, each executive officer is required to own stock of the Company having a value equal to a multiple of the executive's base salary on the date the guidelines were adopted (or upon being appointed as an executive officer, if later). The salary multiple is 3.0 for a President and an Executive Vice President and 2.0 for a Senior Vice President. Alternatively, the directors and executives may satisfy the stock ownership guidelines based on owning a minimum number of shares, thereby allowing for volatility in the stock price. These alternative stock ownership requirements are 15,000 shares for a Director, 180,000 shares for a President and an Executive Vice-President and 70,000 shares for a Senior Vice President. Directors, and executive officers have five years from the date the guidelines were adopted, or the date of appointment, if later, to reach the share ownership levels.
Policies and Procedures with Respect to Related Person Transactions
Our Audit Committee charter requires that the Audit Committee approve all transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934. Our Audit Committee has adopted a written policy governing its review of transactions with related persons. Pursuant to this policy, identified transactions with related persons, other than certain transactions that would not require disclosure pursuant to Item 404 of Regulation S-K, are subject to approval or ratification by the Audit Committee. Our policy also requires this approval or ratification for any material amendments to ongoing related person transactions. In determining whether to approve a related person transaction, the Audit Committee will consider all relevant facts and circumstances available to it, which may include the benefits of the transaction to the Company, the impact of the transaction on a director's independence, the availability of other sources for comparable products or services, and the terms of the transaction as compared with those available to or from unrelated third parties or employees generally. No director will participate in the discussion of any related person transaction in which such director has a direct or indirect interest, other than to provide material information about the transaction to the Audit Committee. For purposes of this policy, the term "related person" has the meaning contained in Item 404 of Regulation S-K.
Stockholder Communications with the Board
Stockholders and other interested parties may contact the Board, or any member of the Board, at the following address:
Coldwater Creek Board of Directors
c/o Coldwater Creek Inc.
One Coldwater Creek Drive
Sandpoint, ID 83864
Or by e-mail at ContactBoardofDirectors@thecreek.com
Information about the procedures for contacting the Board is available on the Investor Relations portion of our website at http://www.coldwatercreek.com.
Information on our website is not incorporated by reference into this Proxy Statement.
STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING
Stockholder proposals intended to be considered for inclusion in next year's Proxy Statement for the 2013 Annual Meeting of Stockholders must be received by us no later than December 28, 2012. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the SEC and the procedures set forth in our Bylaws. For proposals not intended to be submitted for inclusion in next year's Proxy Statement, but sought to be presented at the next Annual Meeting, our bylaws provide that stockholder proposals, and director nominations, must be received by us no later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the prior year's Annual Meeting. A stockholder's notice relating to such proposals or director nominations must set forth the information required by our Bylaws. A copy of our Bylaws is available on the Investor Relations portion of our website at             http://www.coldwatercreek.com. All stockholder proposals must be in writing and mailed to our principal executive offices at One Coldwater Creek Drive, Sandpoint, Idaho 83864, Attention: Corporate Secretary.
Stockholder Nominations for Director.    Stockholders may recommend candidates for nomination to the Board for consideration by the Nominating and Corporate Governance Committee by submitting in writing the names and required supporting information described below to our principal executive offices at One Coldwater Creek Drive,

Sandpoint, Idaho 83864, Attention: Corporate Secretary.
     Such recommendation must include the following information:

•	Information regarding the stockholder making the nomination, including name, address, and number of shares of Common Stock beneficially owned by such person;

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As more particularly set forth in our bylaws, the name, address, and number of shares of Common Stock beneficially owned by the stockholder and any beneficial owner on whose behalf a stockholder is acting, and a description of: (i) any agreements, arrangements or understandings between the stockholder, any such beneficial owner and their respective affiliates, and any other stockholder known to be supporting the nominee; (ii) derivative securities of any kind, whether settled in cash or in stock, directly or indirectly owned by the proponent stockholder or beneficial owner; and (iii) any agreements, arrangements or understandings entered into or made by, or on behalf of, the proponent stockholder or beneficial owner, the effect or intent of which is to mitigate loss to or manage the risk of stock price changes for, or to increase the voting power of, the stockholder or beneficial owner;

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A representation that the stockholder will update the information in the preceding paragraph as of the Record Date promptly following the later of either the Record Date, or public announcement of the Record Date;

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A representation whether the stockholder or the beneficial owner, or the group of which it is a part, intends to deliver a proxy statement and/or form of proxy or otherwise to solicit proxies from stockholders in support of the nomination and that the stockholder intends to appear in person or by proxy at the annual meeting of stockholders to bring such business before the meeting;

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A representation that the stockholder or the stockholder's nominee is entitled to vote at the meeting at which directors will be elected, and that the stockholder or the stockholder's designee intends to cast its vote for the election of the director, if nominated;

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Any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, by Regulation 14A under the Exchange Act; and

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The name, business address and residence of the person or persons being nominated and such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC's proxy rules, including, but not limited to:

–	A copy of the nominee's resume;

–	Biographical information for the last five years, including directorships and principal occupation or employment of such person;

–	Date of birth;

–	A list of references;

–	A description of any relationship, arrangement or understanding between the stockholder and the nominee and any other person (including names) pursuant to which the nomination is being made;

–	A description of any direct or indirect relationship, arrangement or understanding between the stockholder or the nominee and us; and

–	The consent of each such nominee to be named in the Proxy Statement and to serve as a director if elected.
If a stockholder does not update the required information as of the Record Date in accordance with the bylaws, or if the stockholder does not appear at the meeting to present the stockholder nominee, the stockholder nominee will be disregarded, even if proxies in respect of the stockholder nominee may have been received.

Following verification of information submitted in support of a nomination, the Nominating and Corporate Governance Committee will make an initial analysis of the qualifications of the candidate pursuant to the director qualification criteria for director nominations described below. The Nominating and Corporate Governance Committee screens and evaluates potential candidates in substantially the same manner regardless of the source of the recommendation.
Qualification Criteria for Director Nominations.    The Nominating and Corporate Governance Committee identifies, evaluates and recommends prospective directors to the Board with the goal of creating a balance of knowledge, experience and diversity. Potential candidates will be identified from a number of sources, including current Board members, employees, stockholders, third-party search firms and other interested parties, as appropriate. The Nominating and Corporate Governance Committee is not required to nominate candidates who are recommended by stockholders, employees or other interested parties. Candidates nominated for election or re-election to the Board should possess the following qualifications:

•	The highest professional and personal ethics and values, consistent with our image and reputation;

•	High-level leadership experience in business and administrative functions with an ability to understand business problems and evaluate and formulate solutions;

•	Industry-related and other special expertise and skills that are relevant to us and complementary to the background and experience of other Board members;

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Ability to devote the time necessary to carry out the duties and responsibilities of Board membership, taking into consideration the individual's occupation and other commitments, such as directorships on other boards;

•	Willingness to be an active, objective and constructive participant at meetings of the Board and its committees;

•	Commitment to serve on the Board over a period of several years to develop knowledge about our business;

•	Commitment to enhance stockholder value and represent the best interests of all stockholders and to objectively evaluate management performance; and

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The majority of directors on the Board should be "independent," not only as that term may be legally defined, but also without the appearance of any conflict in serving as a director. In addition, directors should be independent of any particular constituency and be able to represent all of our stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During fiscal 2011, the Compensation Committee consisted of James R. Alexander (Chairman), Jerry Gramaglia, Kay Isaacson-Leibowitz and Frank Lesher. None of the individuals serving on the Compensation Committee during fiscal 2011 was an officer or employee of Coldwater Creek during fiscal 2011, was an officer of the Company prior to fiscal 2011 or had any relationship required to be disclosed by the rules of the SEC.

AUDIT COMMITTEE REPORT ON THE FISCAL YEAR ENDED JANUARY 28, 2012
     The information contained in this report shall not be deemed to be soliciting material or filed with the SEC, or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act, and will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference.
The Board's Audit Committee is comprised solely of independent directors, as defined by the rules of the SEC and NASDAQ. During fiscal 2011, the members of the committee included James R. Alexander, Robert H. McCall and Michael J. Potter (Chairman). The Audit Committee met 11 times during the fiscal year ended January 28, 2012.
The Audit Committee is governed by a written charter adopted and approved by the Board. The Audit Committee reviews the charter and assesses its adequacy annually. The Audit Committee oversees the Company's financial reporting process on behalf of the Board. Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent registered public accountants for the fiscal year ended January 28, 2012, Deloitte & Touche LLP, was responsible for performing an independent audit of the Company's consolidated financial statements as of and for the fiscal year ended January 28, 2012 in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. Deloitte & Touche LLP, as well as the Company's internal auditor, have full access to the Audit Committee and regularly meet with the Audit Committee without management being present to discuss appropriate matters.
Based on the Audit Committee's review of the audited consolidated financial statements, its discussion with management regarding the audited consolidated financial statements, its receipt from Deloitte & Touche LLP of written disclosures and the letter required by Independence Standards Board Standard No. 1, its discussions with Deloitte & Touche LLP regarding Deloitte & Touche LLP's independence, the audited financial statements, the matters required to be discussed with Deloitte & Touche LLP by the Statement on Auditing Standards 61, as amended, and other matters, the Audit Committee recommended to the Board that the audited consolidated financial statements as of and for the fiscal year ended January 28, 2012 be included in the Company's Annual Report on Form 10-K for such fiscal year for filing with the SEC.
FROM THE MEMBERS
OF THE AUDIT COMMITTEE
James R. Alexander
Robert H. McCall
Michael J. Potter (Chairman)

COMPENSATION DISCUSSION AND ANALYSIS
This section includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provided in fiscal 2011 for our principal executive officer, principal financial officer and other individuals identified in the summary compensation table included in this proxy statement. We refer to all these individuals as our NEOs.

Objectives of Our Compensation Program

Our Board's Compensation Committee has responsibility for reviewing and approving compensation for our NEOs. The compensation program for our NEOs is designed to attract, retain, motivate and reward talented executives who can contribute to our long-term success and thereby build value for our stockholders. During the past few years our business has changed significantly and we have made substantial adjustments to executive compensation in an attempt to respond to those changes. In determining executive compensation, like most companies, we consider such factors as competition for executive talent, our desire to link pay with performance, the use of equity to align NEO interests with those of our stockholders, and fairness, both internally and externally. There are other factors specific to us that weigh heavily into our NEO compensation decisions, such as the following:

 Business performance and turnaround environment.  For the past few years, we have operated in challenging macroeconomic conditions, and within that environment the performance of our business has lagged behind most of our competitors, as our turnaround has taken longer than we expected. As a consequence of these conditions we have also experienced significant turnover in senior management. Our fiscal 2011 compensation decisions were heavily influenced by these conditions and were made with an eye toward balancing fiscal conservatism in light of our operating losses and negative cash flows, with concerns for employee morale, recruitment and retention.

Intense competition for management talent within the retail industry.  Like any company, we strive to recruit top talent at all levels of our organization. Certain areas of our retail business, however, are especially prone to intense competition, most notably marketing, creative and merchandising. Within these areas we have seen extensive movement of management-level personnel between our competitors and we believe competitors and recruiters regularly contact our own executives regarding opportunities with other retailers. Additionally, given the challenges our business has faced over the past few years, we may on occasion find it necessary to exceed the total compensation offered by retail competitors whose performance has exceeded ours.

Peer group data.  To ensure our compensation is competitive, we rely on analysis of peer data, and we generally strive to achieve total compensation for our NEOs between the 50th and 75th percentile of our peer group. In doing so, we target base salary at the 50th percentile, subject to increase based on individual performance and other factors, while providing our executives substantial opportunity to exceed the 75th percentile in total compensation based on performance through our annual incentive program and equity award grants. Total compensation for our NEOs for fiscal 2011 ranged from the 50th to 75th percentile of our peer group, except for Mr. Pence, who at his request received no salary during the majority of the fiscal year. Factors which were considered by the Compensation Committee and impacted total compensation of the NEOs include levels of responsibility, the multiple roles filled by some of our executives, tenure with the Company, retention concerns and the Company's performance over the last several years. In setting fiscal 2011 NEO compensation, we considered data collected by Towers Watson, our sole compensation consultant, regarding our peer companies, as identified by our Compensation Committee. These companies included Aeropostale, ANN, Ascena Retail Group, bebe stores, Buckle, Cato, Chico's FAS, Christopher & Banks, Express, Guess?, Jos. A. Bank, Lululemon Athletica, New York & Company, Rue 21, Stage Stores, Talbots, Urban Outfitters and Wet Seal. In selecting this peer group, we focused primarily on clothing retailers with revenues and market capitalization similar to our own. This peer group included some of our direct competitors in the women's apparel retail business, as well as specialty apparel retailers that do not cater to our target customer. We included these specialty apparel companies based primarily on their store base and similar growth strategies, as we believe our competition for top talent extends beyond our direct competitors.

Substantial complexity in operations with small executive team.  Our senior team remains relatively small and continues to manage an increasingly complex business in a challenging environment. Several of our NEOs, as well as other senior executives, manage multiple job functions. We believe the demands on our executives, and the risks associated with a multi-channel business like ours in a turnaround environment are greater than these individuals would encounter in other businesses. We strive to recognize these demands by compensating NEOs for the increased demands and risks, such as through annual equity awards.

Our headquarters location.  All of our NEOs, other than Mr. Jessup, are based in Sandpoint, Idaho. We believe Sandpoint provides an attractive community for our headquarters employees to work and live, with its abundant outdoor activities and natural setting. Nevertheless, Sandpoint is also a small, rural community and represents a major relocation for substantially all of our key hires, the majority of whom must be recruited from major metropolitan areas. Moreover, our remote location makes travel to stores and our other facilities more difficult for our NEOs than it would be if they were based in a major city. To attract and retain the talent we need, we therefore endeavor to compensate our executives above peer averages, with a level of assured cash compensation that will allow them to maintain an attractive lifestyle in Sandpoint.

For all areas of executive compensation, including equity compensation awards for NEOs, the Compensation Committee seeks the input of outside compensation consultants. In fiscal 2011, the Compensation Committee used the services of Towers Watson as its sole compensation consultant. The Compensation Committee directed Towers Watson to assist with assessing overall compensation levels, peer group analysis and compensation program design for fiscal 2011. In addition, Towers Watson was instructed to prepare analyses and recommendations of long-term equity awards. When preparing these analyses, Towers Watson was instructed to consider quantitative and qualitative factors of the total compensation, cash compensation, compensation at risk and equity compensation of our peers and the trends of executive compensation among a broader range of companies.

The Compensation Committee meets regularly with management to assist the Compensation Committee in its analysis of executive compensation. The Compensation Committee approves the compensation of all executive officers. For executive officers other than himself, Mr. Pence, our CEO, makes recommendations to our Compensation Committee regarding salary, target bonus levels and equity awards, and provides his assessment of individual performance. Our Compensation Committee approves Mr. Pence's goals, reviews his performance and approves his compensation.

Elements of Our Compensation Program

Salary.  We believe base salary is the key compensation-related reference point for individuals considering an employment change and that we must offer base salaries competitive with those of our peer companies in larger markets. Our peer group analysis therefore serves as a starting point in setting salaries for our executives, and in all cases we initially target a base salary for executives at the 50th percentile of our peer group, recognizing that titles and levels of responsibility vary greatly from company to company. Beyond peer data, in setting salaries we also consider factors, such as:

•	Macroeconomic conditions and the Company's projected performance;

•	Historical, long-term individual performance;

•	Tenure with the Company;

•	Tenure in current role;

•	Retention concerns;

•	Contribution to Company growth; and

•	Industry experience.
The compensation of Mr. Bell, who was appointed CFO in April 2010, was initially established at $300,000, or at approximately the 25th percentile among our peer companies, given his relatively short tenure with the Company and that he was new to the CFO role for a public company. For fiscal 2011, Mr. Bell's compensation was increased to $375,000, between the 25th and 50th percentile among peer companies. In January 2012, Mr. Bell was appointed to serve as Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company. In connection with his promotion and increase in responsibilities, Mr. Bell's annual base salary was increased to $650,000, between the 50th and 75th percentile among our peer companies.

In August 2009, when Mr. Jessup joined the Company as our Chief Creative Officer, his base salary was set at $550,000, or at approximately the 75th percentile among our peer companies, based on his substantial industry experience. In June 2010, he was asked to take on additional responsibilities for product design and development and his base salary was increased to $600,000. In February 2011, given his key role in elevating the appeal of our products and the substantial burden placed on him to manage the Company's design and development teams in both New York and Sandpoint, he was promoted to President, Product Design & Development and Director of Creative Services and, in March 2011 his salary was increased to $750,000, or at approximately the 75th percentile among our peer companies.

Ms. Dean joined the Company in February 2011 as President and Chief Merchandising Officer at an initial salary of $600,000, or at approximately the 75th percentile among our peer companies, based on her background and experience, as well as the importance of this key hire to our turnaround. In December 2011, given the immediate positive impact she had made on the business, and important role in our turnaround, her salary was increased to $700,000, above the 75th percentile among our peer companies.

Starting with his return to the business in September 2009 and throughout 2010, at Mr. Pence's request he received a salary of $1 per year plus standard employee benefits. For fiscal 2011, the Compensation Committee established Mr. Pence's annual salary at $1 million, which was his salary prior to retiring from the Company in 2007. In August 2011, however, the Compensation Committee approved Mr. Pence's request that he receive no salary for serving as CEO.

Incentive Award Program.  As in years past, our NEOs participate in our annual incentive award program, a cash-based, pay-for-performance incentive plan, pursuant to which bonuses may be awarded based on the Company's operating results before interest and taxes ("EBIT"), as well as individual performance. All of our NEOs were eligible to participate in the incentive award program.

Under our incentive award program, if EBIT does not exceed pre-established minimum levels, no bonus is awarded. Target individual awards for our NEOs under the 2011 Incentive Award Program, expressed as a percentage of their base salary, were 50% for Messrs. Bell and Hayes, 75% for Mr. Jessup and Ms. Dean and 100% for Mr. Pence. In light of economic conditions, the Compensation Committee reduced each individual's target percentage for fiscal 2011 by 50%, such that the revised target percentages were 25% for Messrs. Bell and Hayes, 37.5% for Mr. Jessup and Ms. Dean and 50% for Mr. Pence. The executives' actual bonus award could range from 0 to 336% of the revised target, based on the Company's EBIT performance. Additionally, an executive's bonus payment was subject to being reduced, or eliminated, based on individual performance.

Our 2011 Incentive Award Program was designed to qualify as "performance-based compensation," deductible for federal income tax purposes under IRS Code §162(m). Several important determinations by the Compensation Committee are inherent in the awards made under our incentive award programs:

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Individual Bonus Targets.  Individual bonus targets which are expressed as a percentage of each NEO's salary are approved by the Compensation Committee. Individual bonus targets are highest for our most senior executives, as we believe these individuals have the greatest ability to impact our performance and therefore should have a higher portion of their total compensation "at risk." We believe our fiscal 2011 target levels were competitive and sufficient incentive for our NEOs, particularly if Company-wide performance goals were exceeded.

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Performance Metrics.  Company performance under the incentive program is measured solely in terms of EBIT. The Compensation Committee believes that focusing solely on EBIT performance goals provides a program that is relatively simple from the employee's perspective, is in line with the Company's emphasis on margin improvement and cost containment, and is consistent with the manner in which analysts and investors measure the success of our business.

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Performance Goals.  The Compensation Committee establishes performance goals at the outset of the fiscal year based on our internal budgeting, through an iterative process with management. The Compensation Committee strives to set the minimum performance goals at ambitious levels to provide a meaningful incentive. If the minimum goal is not reached, no bonus is awarded under the program. At the same time, we believe it is important to reward extraordinary performance, and if the target levels are exceeded by a meaningful amount, our NEOs and employees may earn up to 336% of their revised target bonus amounts. No bonuses were earned under the program based on the Company's performance in fiscal 2011.

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Return of Incentive Compensation.  We do not have a policy regarding return of incentive compensation in the event financial results are restated. We would address this situation on a case-by-case basis, considering issues such as the magnitude of the restatement and the materiality of the overpayment from the standpoint of both the Company and the individual, as well as other facts and circumstances surrounding the restatement, including motivational concerns and issues of fairness to our employees.

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2012 Incentive Award Program.  The Company's 2012 Incentive Award Program for executives is based on the amount of EBIT improvement over fiscal 2011, with each individual's normal target participation level reduced by 35% in light of economic conditions. Mr. Pence will participate in the 2012 Incentive Award Program, with an adjusted target level of 65% of an assumed base salary of $1,000,000, although he is currently receiving no salary for serving as our CEO. If the minimum goal is not reached, no bonus is awarded under the program, and if target levels are exceeded by a meaningful amount, our NEOs may earn up to 231% of their revised target bonus amounts. In lieu of participating in the 2012 Incentive Award Program, Mr. Bell will receive a guaranteed special award bonus in an amount equal to 75% of his annual base salary payable after the close of fiscal 2012.

For more information about the 2011 Incentive Award Program, including the target EBIT amounts for fiscal 2011, please see the section below entitled "Incentive Award Program" and the information reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table below.

Equity Compensation.  Our equity compensation strategy seeks to allow our NEOs to participate in the Company's long-term success and encourages retention, while being mindful of the dilutive impact of equity compensation on our other stockholders. We have an annual equity grant program of awarding both restricted stock unit awards ("RSUs") and stock options to our senior executives. Our practice is to determine the dollar amount of equity compensation that we want to provide based on a total compensation analysis, considering the mix of current and long-term cash and equity compensation, and to grant a combination of RSUs and stock options with an aggregate value on the date of grant equal to that amount. The total award amounts for annual grants to our NEOs during fiscal 2011 were approximately $207,000 for Messrs. Hayes and Bell and approximately $302,000 for Mr. Jessup and Ms. Dean. For RSUs, we determine the number of shares to be awarded based upon the closing price of our stock on the grant date. We employed the Black-Scholes model to determine the value of the option grants, using the same assumptions we use for financial accounting purposes. The awards were weighted such that approximately 33% of each NEO's annual award was made in the form of stock options and 67% was made in RSUs, in recognition of the fact that one half of each NEO's RSU awards are subject to performance vesting, as described below.

In establishing award levels for NEOs, we do not consider the equity ownership levels of the recipients, prior awards that are fully vested or amounts realized by the NEOs for previous awards. It is our belief that competitors who might try to recruit and hire our employees would offer new equity awards to our employees without regard to the value of any prior awards made by us. Accordingly, to remain competitive we do not reduce current award levels for amounts already realized or realizable by our NEOs.

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Restricted Stock Unit Awards.  In prior years, RSU grants vested in full three years after grant date, subject only to the NEO's achievement of individual performance ratings at the level of "meets expectations" throughout the vesting period. The "meets expectations" level is regarded as a minimal requirement. As such, we viewed these awards as essentially time-vested, serving as our primary long-term retention device for senior executives. We began incorporating performance vesting in our RSU grants in fiscal 2009. We believe performance vesting is useful in aligning this element of compensation with shareholder interests, although our experience with performance-based grants has shown a substantial disincentive for management in forfeiting grants, and can raise retention concerns. For this reason, our annual grant practice now incorporates a mix of time vested RSUs and performance vested RSUs. For our fiscal 2011 NEO grants, the first tranche, representing 36% of the restricted stock units granted, will vest and be deliverable in June 2014, subject to the employee's continued employment with the Company and the receipt of satisfactory performance reviews. These awards are designed to ensure the executive some level of value upon vesting, and are consistent with the Compensation Committee's goal of encouraging long-term retention.

The second tranche, representing 32% of the RSUs, will vest and be deliverable in June 2013, subject to the achievement of combined EBIT targets for the second half of fiscal 2011 and fiscal 2012, as well as the executive's continued employment with the Company and the receipt of satisfactory performance reviews. The number of shares actually awarded under this second tranche will range from 0 to 200% of the base award amount, depending on the Company's EBIT during the performance period. The number of shares awarded will be decreased for performance below the target, and no award will be made for performance of 20% or more below the EBIT target. For performance above the target EBIT level, the award amounts will be increased, to a maximum of 200% of the base amount awarded if actual EBIT performance exceeds breakeven.

A third tranche of RSUs, representing 32% of the RSUs granted, will vest and be deliverable in June 2013, subject to the achievement of combined sales targets for the second half of fiscal 2011 and fiscal 2012, as well as the executive's continued employment with the Company and the receipt of satisfactory performance reviews. The number of shares actually awarded under this third tranche will range from 0 to 200% of the base award amount, depending on the Company's sales during the performance period. The number of shares awarded will be decreased for performance below the target, and no award will be made for performance of 10% or more below the sales target. For performance above the target sales level, the award amounts will be increased, to a maximum of 200% of the base amount awarded if actual sales performance exceeds the target by 20% or more.

The 18-month combined EBIT and sales targets were established based on internal forecasts, and were intended to be ambitious goals for our executive team, as achievement of even the minimum performance thresholds would represent a significant improvement over our performance in prior years. The Compensation Committee believes this type of performance vesting provides our executives with substantial incentive to improve the performance of our business, although based on our financial results for fiscal 2011, at this time, we believe it is unlikely the minimum performance EBIT and sales thresholds will be met.

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Stock Option Grants.  Accounting for stock-based compensation in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, Compensation-Stock Compensation, makes granting stock options somewhat less attractive by requiring that we expense the fair value of the grant for financial accounting purposes. Although this accounting treatment is one of the factors we must consider in awarding options, it has not had a significant impact on our granting practices, since we believe stock options remain a highly valued component of the overall compensation package for management of a company such as ours, particularly as we seek to execute our turnaround strategy, and are the primary means by which our NEOs share in the Company's growth. We believe option awards will continue to be a major compensation-related factor in our ability to attract top talent. Our Compensation Committee believes annual awards to our NEOs encourage retention, because the recipient must remain employed with the Company during the four-year vesting period to receive the value of the award. Our Compensation Committee also believes stock options align the interests of management and our stockholders, since they are of no value to the NEO if our stock price does not increase. For these reasons, our Compensation Committee considers stock options to be an important part of total compensation for our

NEOs.

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Option and RSU Grant Practices for NEOs.  Historically, the timing of our grants of stock options and RSUs has been based on internal, operational factors. We have not had a practice of "timing" our grant awards to give effect to the pending public release of material information, and any grants we may have made to NEOs in proximity to a release of earnings or other material information is coincidental. Nevertheless, our Compensation Committee has adopted a policy that annual long-term incentive awards will be made annually. Historically this annual grant has been made on our annual meeting date, which occurs in mid-June. However, for fiscal 2012 our Compensation Committee approved annual NEO grant awards in March. This policy does not apply to new hires and promotions of NEOs, for which we will endeavor to approve any new awards as soon as possible after the date of hire or promotion. We believe this policy allows us to consider prior year performance as well as recent peer group data in making annual awards.

•
Option and RSU Grant Practice for Non-Executives.  Mr. Pence, who serves as the sole member of the Secondary Committee, has authority to approve option grants and RSUs for non-executives, subject to guidelines established by the Board. These guidelines specify the manner and time at which pricing will be determined. Awards approved by the Secondary Committee may be awards for new hires and promotions, or discretionary awards, and are reported periodically to the Compensation Committee. The exercise price of all options granted to our employees is equal to the fair market value of our Common Stock on the date of grant, measured as the closing price of our Common Stock on the grant date as reported by NASDAQ.

Retention Bonus Program. Historically, as a means of promoting long-term retention we used cash bonus retention agreements, pursuant to which the NEO would receive an agreed-upon lump sum payment of cash upon the completion of three years of service from the grant date. We discontinued these awards several years ago based on the belief that RSUs are better aligned with our goal of rewarding performance by allowing the NEO to receive the benefit of increases in our share value over the vesting term. We reinstituted cash retention bonuses during fiscal 2012 in response to concerns about retaining the executive talent we need to complete our turnaround, particularly in light of the loss in value of the equity awards our NEOs have been granted over the past few years. The retention bonuses awarded were $200,000 for Ms. Dean and Messrs. Jessup and Bell, and $150,000 for Mr. Hayes. These retention bonuses were paid at the beginning of fiscal 2012 subject to repayment should employment terminate in the next 12 months due to a voluntary resignation or termination for cause.

Stock Ownership Guidelines.  In December 2008, we adopted stock ownership guidelines that require our NEOs and other executive officers to maintain certain ownership levels of our common stock. A description of these guidelines is provided above under "Corporate Governance-Stock Ownership Guidelines."

Supplemental Executive Retirement Plan.  Our Supplemental Executive Retirement Plan ("SERP") provides monthly benefits upon retirement, death or disability and was put in place during fiscal 2005 to encourage retention for our most senior executives by providing for increased retirement benefits for each additional year of employment, subject to vesting conditions. None of our current NEOs is accruing benefits under the SERP. Mr. Pence began receiving payments under the SERP in connection with his retirement in fiscal 2007. However, under the terms of the SERP, Mr. Pence's benefit payments suspended when he resumed his employment with the Company.

Perquisites.  Most of the benefits we provide to our NEOs are made available to all of our other salaried employees on a non-discriminatory basis, and for this reason are not considered "perquisites." Benefits we provide on a non-discriminatory basis include our medical and dental insurance, life insurance, 401(k) plan, employee stock purchase plan and discounts on our products. Relocation benefits are also reimbursed but are individually negotiated when they occur. Members of senior management, including our NEOs, are provided personal use of the Company's airport shuttle service for themselves and their family members and house guests, at no cost to the executive. We provide a gross up for the tax incurred by the executives for this service, which is considered a perquisite. On occasion we may permit family members of our NEOs to accompany them on business trips under our business jet fractional share program, subject to compliance with applicable tax regulations. However, we incur no incremental cost in this situation.

Change in Control and other Termination Events

Severance. We have entered into employment agreements with each of our NEOs, other than Mr. Pence. Descriptions of these agreements are provided in the section below entitled "Payments and Entitlements upon Change of Control and other Termination Events" of this Proxy Statement.

 Our primary consideration in entering into employment agreements is to encourage long-term retention by providing a guaranteed level of financial protection upon loss of employment. In addition, the market for executive talent is highly competitive and the use of employment agreements is widespread in our industry. We believe that change in control severance provisions of the type incorporated in these agreements align executive and stockholder interests by enabling the executive to consider corporate transactions that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the executive's own employment. We further believe that employment or severance agreements are often an important consideration when we are recruiting executives to relocate to Sandpoint, Idaho. Ms. Dean and Messrs. Hayes and Jessup each entered into employment agreements when they joined the Company. Consequently, although we have not determined whether to offer employment or severance agreements to all NEOs going forward, we expect that these agreements will continue to be a part of our overall compensation structure for executives.

Under each of the agreements, the executive is entitled to receive severance for various termination events, including Involuntary Termination, Involuntary Termination on or within twelve months of a Change of Control, and termination as a result of disability (as those terms are defined under the agreements). The severance payment for Ms. Dean and Messrs Jessup, Bell and Hayes is equal to one and one-half times annual salary as of the date of termination and is equal to one and one-half times the sum of the annual salary and the annual bonus amount at target level if the termination is within twelve months of a Change of Control. Each of these executives would also be entitled to health benefits for twelve months. Upon a termination within twelve months of a Change of Control Ms. Dean and Messrs Jessup, Bell and Hayes would be entitled to accelerated vesting of all outstanding equity awards. If employment is terminated as a result of disability, each is entitled to receive his or her then current monthly base salary for twelve months following termination.

Equity. In general, upon a corporate transaction that involves the sale of all or substantially all of our assets or the transfer (including by merger or consolidation) of 50 percent or more of the voting power of our outstanding securities, all outstanding stock options and RSUs held by our employees, including our executives, will vest in full unless as part of the corporate transaction if (a) the options are assumed by the acquiring entity or replaced with a comparable option for shares of stock of the acquiring entity, or (b) are replaced with a cash payout that preserves the spread existing on the unvested option at the time of the transaction and provides for the subsequent payout under the same vesting schedule. RSUs granted to our executives and other employees similarly vest in full upon a corporate transaction unless they are assumed by the acquiring entity. Each of the severance and change of control agreements provides for accelerated vesting of all outstanding equity awards in connection with certain terminations of employment within twelve months of a Change of Control.

COMPENSATION COMMITTEE REPORT
     The Compensation Committee of the Board of Directors of Coldwater Creek Inc. oversees the Company's compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

        In reliance on the review and discussion referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 2012 and the Company's Proxy Statement to be filed in connection with the Company's 2012 Annual Meeting of Stockholders, each of which will be filed with the SEC.

COMPENSATION COMMITTEE
James R. Alexander (Chair)
Jerry Gramaglia
Kay Isaacson-Leibowitz
Frank Lesher

SUMMARY COMPENSATION TABLE
The following table sets forth certain information concerning compensation earned by our NEOs for fiscal years 2011, 2010 and 2009:

Name and Principal Position	Year	Salary ($)	Bonus ($)			Stock Awards ($)(2)			Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)		Total ($)
Dennis C. Pence	2011	$580,770	$—		—	$—		—	$—	$—	—	$1,729,894	$11,812	(7)	$2,322,476
Chairman of the Board of	2010	$1	$—			$—			$—	$—		$600,037	$4,236		$604,274
Directors, President and Chief Executive Officer	2009	$1	$—			$—			$—	$—		$655,450	$744		$656,195
James A. Bell	2011	$395,192	$—			$51,100	(12)		$73,500	$—		$—	$1,993	(8)	$521,785
Executive Vice President, Chief Operating Officer, and Chief Financial Officer	2010	$292,923	$—			$80,250			$172,800	$—		$—	$4,508		$550,481
John E. Hayes III	2011	$450,000	$—			$51,100	(12)		$73,500	$—		$—	$3,348	(9)	$577,948
Senior Vice President Human Resources and General Counsel	2010	$481,703	$—			$90,950			$120,700	$—		$—	$5,813		$699,166
	2009	$391,415	$—			$11,670			$138,715	$—		$—	$38,889		$580,689
Jill Brown Dean	2011	$576,923	$312,000	(1)		$176,600	(13)		$204,000	$—		$—	$64,947	(10)	$1,334,470
President and Chief Merchandising Officer
Jerome Jessup	2011	$726,923	$—			$73,000	(13)		$105,000	$—		$—	$106,387	(11)	$1,011,310
President and Chief Creative Officer	2010	$581,731	$152,100			$133,750			$177,500	$—		$—	$1,869		$1,046,950
__________________

(1)	Represents hiring bonus.

(2)
Amounts in this column reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for RSUs granted in fiscal 2011 and prior years under our Amended and Restated Stock Option/Stock Issuance Plan. The assumptions made in the valuation of these awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 28, 2012. For further information on these awards, see the Grants of Plan-Based Awards table.

(3)
Amounts in this column reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for stock options granted in fiscal 2011 and prior years under our Amended and Restated Stock Option/Stock Issuance Plan. The assumptions made in the valuation of these awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 28, 2012. For further information on these awards, see the Grants of Plan-Based Awards table.

(4)	The amounts shown in this column consist of payments made under our incentive award programs, which is described below under the heading "Incentive Award Program."

(5)
The amounts shown in this column represent the aggregate increase in discounted actuarial value of each of the NEO's benefits under our SERP, which is described below under the heading "Pension Benefits."

(6)
Amounts shown in this column include matching contributions we made to NEO's accounts under our 401(k) Plan, reimbursement of payment for taxes, life insurance premiums paid on behalf of our NEOs, and relocation expenses paid on behalf of our NEOs. Additional details of perquisite amounts are provided for reimbursement of payment of taxes and any other items in excess of $10,000.

(7)	Includes $1,458 for reimbursement of taxes.

(8)	Includes $488 for reimbursement of taxes.

(9)	Includes $858 for reimbursement of taxes.

(10)	Includes $1,488 for reimbursement of taxes and $63,600 for relocation expenses.

(11)	Includes $376 for reimbursement of taxes and $97,000 for relocation expenses.

(12)
Amount includes the aggregate grant date fair value of RSUs with service conditions. Amount does not include the aggregate grant date fair value of $87,600 related to RSUs with performance conditions. At the fiscal year end, it was determined that the performance conditions were not probable of being met.

(13)	Amount includes the aggregate grant date fair value of RSUs with service conditions. Amount does not include the aggregate grant date fair value of $131,400 related to RSUs with performance conditions. At the fiscal year end, it was determined that the performance conditions were not probable of being met.
2011 GRANTS OF PLAN-BASED AWARDS
The following table shows certain information about incentive plan awards and other equity awards granted to NEOs during fiscal 2011:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock or Option Awards Granted in Fiscal 2011 ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Name	Grant Date
Dennis C. Pence	14-Jun-11	$—	$500,000	$1,680,000
James A. Bell	14-Jun-11	$—	$162,500	$546,000	—	35,000	35,000	(4)			$51,100
	14-Jun-11				—	30,000	60,000	(5)			$43,800
	14-Jun-11				—	30,000	60,000	(6)			$43,800
	14-Jun-11								70,000	$1.46	$73,500
John E. Hayes III	14-Jun-11	$—	$112,500	$378,000	—	35,000	35,000	(4)			$51,100
	14-Jun-11				—	30,000	60,000	(5)			$43,800
	14-Jun-11				—	30,000	60,000	(6)			$43,800
	14-Jun-11								70,000	$1.46	$73,500
Jerome Jessup	14-Jun-11	$—	$281,250	$945,000	—	50,000	50,000	(4)	—	—	$73,000
	14-Jun-11				—	45,000	90,000	(5)	—	—	$65,700
	14-Jun-11				—	45,000	90,000	(6)	—	—	$65,700
	14-Jun-11								100,000	$1.46	$105,000
Jill B. Dean	25-Feb-11				—	35,000	35,000	(4)			$103,600
	14-Jun-11	$—	$262,500	$882,000	—	50,000	50,000	(4)			$73,000
	14-Jun-11				—	45,000	90,000	(5)			$65,700
	14-Jun-11				—	45,000	90,000	(6)			$65,700
	25-Feb-11								50,000	$2.96	$99,000
	14-Jun-11								100,000	$1.46	$105,000
__________________

(1)
Amounts shown relate to our 2011 Incentive Award Program. The “Threshold” level amounts reported above assume that we do not achieve the minimum performance goals. The “Target” and "Maximum" level amounts reported above assume that we achieve the targeted performance goals. Actual Incentive Award Program bonuses paid during fiscal 2011 are set forth above in the Summary Compensation Table.

(2)
Consists of options to purchase our Common Stock granted under our Amended and Restated Stock Option/Stock Issuance Plan. The exercise price is equal to the closing price of our Common Stock on the grant date, and the options vest in four equal annual installments on each of the first, second, third and fourth anniversaries of the grant date and expire on the seventh anniversary of the grant date.

(3)
Amounts in this column reflect the grant date fair value of options or RSUs granted during fiscal 2011 calculated in accordance with FASB ASC Topic 718. The assumptions made in the valuation of these awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 28, 2012.

(4)	This service-based award is subject to continued employment with the Company and the receipt of satisfactory performance reviews.

(5)	This award is subject to the conditions described in footnote (4) and the additional performance condition of the achievement of certain levels of EBIT target for the second half of fiscal 2011 combined with fiscal 2012. The number of shares actually awarded will range from 0 to 200 percent of the base award amount, depending on our EBIT during the performance period.

(6)
This award is subject to the conditions described in footnote (4) and the additional performance condition of the achievement of certain levels of sales targets for the second half of fiscal 2011 combined with fiscal 2012. The number of shares actually awarded will range from 0 to 200 percent of the base award amount, depending on our sales during the performance period.

Incentive Award Program. All of our NEOs participated in our 2011 Incentive Award Program, which was a cash-based, pay-for-performance annual incentive plan. Awards under the 2011 Incentive Award Program were based on the Company's EBIT percent of sales for 2011. Target individual awards for our NEOs under the 2011 Incentive Award Program, expressed as a percentage of their base salary, were 50% for Messrs. Bell and Hayes, 75% for Mr. Jessup and Ms. Dean and 100% for Mr. Pence. In light of economic conditions, the Compensation Committee reduced each individual's target percentage for fiscal 2011 by 50%, such that the revised target percentages were 25% for Messrs. Bell and Hayes, 37.5% for Mr. Jessup and Ms. Dean and 50% for Mr. Pence. The executives' actual bonus award could range from 0 to 336% of the revised target, based on the Company's EBIT performance. Additionally, an executive's bonus payment was subject to being reduced, or eliminated, based on individual performance. Target individual awards under the 2011 Incentive Award Program were based on the Company achieving an EBIT percent of sales target of no lower than 4.50% during fiscal 2011. No bonus would be awarded if the Company's EBIT percent of sales was lower than 0.50% during fiscal 2011. Maximum bonuses would be payable if the Company achieved EBIT percent of sales of 8.00% or greater. Based on the Company's actual performance during fiscal 2011, no bonuses were paid under the 2011 Incentive Award Program.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table shows certain information about equity awards held by our NEOs that were outstanding at the end of fiscal 2011, all of which were granted under our Amended and Restated Stock Option/Stock Issuance Plan:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(18)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(18)
Dennis C. Pence	—	—		—	—	—		—	—		—
James A. Bell	5,000	5,000	(1)	$8.20	10/3/2016	18,750	(13)	$16,875	18,750	(19)	$16,875
	2,500	2,500	(2)	$4.46	1/2/2017	35,000	(14)	$31,500	30,000	(20)	$27,000
	3,750	11,250	(3)	$7.08	4/30/2017	—		—	30,000	(21)	$27,000
	9,375	28,125	(4)	$4.28	6/12/2017	—		—	—		—
	—	70,000	(5)	$1.46	6/14/2018	—		—	—		—
John E. Hayes III	25,000	25,000	(6)	$1.69	2/29/2016	3,000	(13)	$2,700	21,250	(19)	$19,125
	10,126	10,124	(7)	$5.90	6/13/2016	21,250	(15)	$19,125	30,000	(20)	$27,000
	10,625	31,875	(8)	$4.28	6/12/2017	35,000	(14)	$31,500	30,000	(21)	$27,000
	—	70,000	(5)	$1.46	6/14/2018	—		—	—		—
Jerome Jessup	37,500	37,500	(9)	$7.69	8/28/2016	50,000	(16)	$45,000	31,250	(19)	$28,125
	15,625	46,875	(10)	$4.28	6/12/2017	31,250	(13)	$28,125	45,000	(20)	$40,500
	—	100,000	(11)	$1.46	6/14/2018	50,000	(14)	$45,000	45,000	(21)	$40,500
Jill Dean	—	50,000	(12)	$2.96	2/25/2018	35,000	(17)	$31,500	45,000	(20)	$40,500
	—	100,000	(11)	$1.46	6/14/2018	50,000	(14)	$45,000	45,000	(21)	$40,500

__________________

(1)	Consists of 2,500 options that vest on October 3, 2012 and 2,500 options that vest on October 3, 2013.

(2)	Consists of 1,250 options that vest on January 2, 2013, and 1,250 options that vest on January 2, 2014.

(3)	Consists of 3,750 options that vest on April 30, 2012, 3,750 options that vest on April 30, 2013 and 3,750 options that vest on April 30, 2014.

(4)	Consists of 9,375 options that vest on June 12, 2012, 9,375 options that vest on June 12, 2013 and 9,375 options that vest on June 12, 2014.

(5)	Consists of 17,500 options that vest on June 14, 2012, 17,500 options that vest on June 14, 2013, 17,500 options that vest on June 14, 2014 and 17,500 options that vest on June 14, 2015.

(6)	Consists of 12,500 options that vest on February 29, 2012 and 12,500 options that vest on February 28, 2013.

(7)	Consists of 5,062 options that vest on June 13, 2012 and 5,062 options that vest on June 13, 2013.

(8)	Consists of 10,625 options that vest on June 12, 2012, 10,625 options that vest on June 12, 2013 and 10,625 options that vest on June 12, 2014.

(9)	Consists of 18,750 options that vest on August 28, 2012 and 18,750 options that vest on August 28, 2013.

(10)	Consists of 15,625 options that vest on June 12, 2012, 15,625 options that vest on June 12, 2013 and 15,625 options that vest on June 12, 2014.

(11)	Consists of 25,000 options that vest on June 14, 2012, 25,000 options that vest on June 14, 2013, 25,000 options that vest on June 14, 2014 and 25,000 options that vest on June 14, 2015.

(12)	Consists of 12,500 options that vest on February 2, 2012, 12,500 options that vest on February 2, 2013, 12,500 options that vest on February 2, 2014 and 12,500 options that vest on February 2, 2015.

(13)
Represents shares of Common Stock underlying granted RSUs, which vest and are deliverable on June 12, 2013, subject to the executive obtaining performance reviews within the range of "meets expectations" throughout the vesting period.

(14)
Represents shares of Common Stock underlying granted RSUs, which vest and are deliverable on June 14, 2014, subject to the executive obtaining performance reviews within the range of "meets expectations" throughout the vesting period.

(15)	Represents shares of Common Stock underlying granted RSUs which vest and are deliverable on August 2, 2012, since the achievement of the comparable store sales growth target has been met.

(16)
Represents shares of Common Stock underlying granted RSUs, which vest and are deliverable on August 28, 2012, subject to the executive obtaining performance reviews within the range of "meets expectations" throughout the vesting period.

(17)
Represents shares of Common Stock underlying granted RSUs, which vest and are deliverable February 25, 2014, subject to the executive obtaining performance reviews within the range of "meets expectations" throughout the vesting period.

(18)	Determined by multiplying $0.90, the closing price of our Common Stock on January 28, 2012, by the number of shares underlying each RSU award.

(19)
Represents shares of Common Stock underlying granted RSUs, which vest and are deliverable June 12, 2013, subject to the executive obtaining performance reviews within the range of "meets expectations" throughout the vesting period and the achievement of EBIT target. At the fiscal year end, it was determined that the performance conditions were not probable of being met.

(20)
Represents shares of Common Stock underlying granted RSUs, which vest and are deliverable June 14, 2014, subject to the executive obtaining performance reviews within the range of "meets expectations" throughout the vesting period and the achievement of EBIT target. At the fiscal year end, it was determined that the performance conditions were not probable of being met.

(21)
Represents shares of Common Stock underlying granted RSUs, which vest and are deliverable June 14, 2014, subject to the executive obtaining performance reviews within the range of "meets expectations" throughout the vesting period and the achievement of Sales target. At the fiscal year end, it was determined that the performance conditions were not probable of being met.

OPTION EXERCISES AND STOCK VESTED
During fiscal 2011 there were no stock options exercised by our NEOs and no stock awards held by our NEOs vested.
PENSION BENEFITS
On October 1, 2005, the Board approved a SERP for certain executive officers and key employees effective as of October 30, 2005. The SERP is an unfunded, non-qualified benefit plan that provides eligible participants with monthly benefits upon retirement, termination of employment, death or disability, subject to certain conditions. Mr. Pence is the only NEO who is participating in the SERP. During fiscal 2007, Mr. Pence retired in fiscal 2007 with full benefits. During fiscal 2009, Mr. Pence was reappointed as CEO and his SERP benefit payments were suspended and he is no longer accruing benefits for years of service. The following table shows the actuarial present value of the accumulated benefit for Mr. Pence computed using the same assumptions used for financial reporting purposes. See Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 28, 2012 for a discussion of the methodology and assumptions used in calculating these amounts.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefits	Payments During Last Fiscal Year	Annual Retirement Benefit
Dennis C. Pence	Supplemental Executive Retirement Plan	20	$8,818,689	—	$583,275	(1)
__________________

(1)	Based on assumed re-retirement to commence 2015.
Normal SERP retirement benefits are determined by multiplying a percentage equal to 2.5 percent of the eligible executive's average monthly earnings by the number of years of his service with the Company, up to a maximum of twenty years. "Average monthly earnings" means the highest average of the participant's monthly base salary during any consecutive 60-month period after October 30, 2005 in which the participant is an employee in the 120 months preceding his or her employment termination. For purposes of this calculation in applicable circumstances the 60-month and 120-month periods refer to such fewer number of months as measured from October 30, 2005 to a participant's employment termination date.
No benefits are payable under the SERP upon retirement unless a participant has become fully vested. SERP benefits vest as to each participant after he or she (a) provides continuous service to the Company for at least (i) five years after adoption of the SERP or (ii) a total of fifteen years, and (b) reaches the age of 55. If a participant engages in certain competitive activities or in fraudulent or dishonest conduct or otherwise fails to comply with our professional or ethical standards, all SERP benefits of such participant will immediately cease and be forfeited.
Benefits are generally payable to vested participants over their lifetime after separation from service on or after age 62, subject to the advance election by a participant for his or her spouse to receive a survivor annuity equal to 50 percent or 100 percent of the participant's benefit. If a participant continues providing services after age 62, the benefit will continue to accrue (subject to the twenty-year maximum) and vested benefits will be payable upon retirement. If a vested participant retires before reaching the age of 62, his or her SERP benefit will stop accruing and the amount of the SERP benefit will be reduced by multiplying his or her normal retirement benefit by four percent for each year that his or her age is under 62 as of the date of retirement.
If a vested participant dies prior to retirement and has a surviving spouse, the spouse will receive during his or her lifetime monthly payments in the amount that would have been payable if the participant had survived and had elected the 50 percent joint and survivor annuity. If a participant dies after retirement, survivor benefits are payable only if the participant had elected payment of a joint and survivor annuity.

PAYMENTS AND ENTITLEMENT UPON CHANGE OF CONTROL AND
OTHER TERMINATION EVENTS
The following is a description of the specific circumstances relating to termination of employment and Change of Control of the Company that will trigger payments to our NEOs and a calculation of the estimated payment as a result of the occurrence of such events had they occurred on January 28, 2012, the end of our fiscal year.
Executive Employment Agreement
     We have employment agreements with James A. Bell, John E. Hayes III, Jerome Jessup and Jill Dean.     These agreements provide for payments to be made to the executive upon certain termination events.
In the event the executive's employment with the Company terminates as a result of an Involuntary Termination, the executive is entitled to receive the benefits described below. An "Involuntary Termination" is generally defined as (i) a material reduction in the executive's responsibilities following a Change of Control; (ii) a material reduction in the executive's compensation; (iii) the relocation of the executive's principal place of employment to a location more than fifty miles from the current location; and (iv) a termination of the executive by the Company without "Cause" (generally defined as conviction for the commission of a felony; dishonesty; continuing failure to perform duties; material violation of Company policy; or material violation of the terms of the employment agreement, including its non-competition provision).

•	Lump sum cash severance payment equal to one and one-half times the annual salary;

•	The pro-rated annual bonus to the extent earned on the day of termination; and

•	Continuation of health benefits for twelve months.
In the event the executive's employment with the Company terminates as a result of an Involuntary Termination on or within twelve months after a Change of Control the executive is entitled to receive the benefits described below. A "Change of Control" is generally defined as (i) the acquisition of securities possessing more than 50 percent of the total combined voting power of our outstanding securities; (ii) a change in the majority of the Board by reason of one or more contested elections; or (iii) a sale of all or substantially all of the assets of the Company.

•	Lump sum cash severance payment equal to one and one-half times the sum of the annual salary and the annual bonus at target level in effect on the day of termination;

•	The pro-rated annual bonus at target level in effect on the day of termination;

•	Continuation of health benefits for twelve months; and

•	Full vesting of all outstanding equity awards, including options and service-based and performance-based RSUs.
In the event the executive's employment with the Company terminates as a result of a disability, the executive will be entitled to continuation of annual salary in effect on the day of termination for a period of twelve months.
The executives are subject to non-competition covenants during employment and for twelve months thereafter.
Potential Payments to James A. Bell upon the Occurrence of Certain Events
Assuming the occurrence of the following termination events and/or Change of Control on January 28, 2012, Mr. Bell would be entitled to receive the additional payments set out in the tables below:

Component of Compensation	Involuntary Termination of Executive		Termination due to the Executive's Disability		Involuntary Termination of Executive with a Change of Control
Cash Severance	$986,391	(1)	$661,391	(2)	$1,798,891	(3)
Restricted Stock Units(4)—Accelerated	—		—		119,250
Stock Options(4)—Accelerated	—		—		—
Health & Welfare	16,079		—		16,079
Total	$1,002,470		$661,391		$1,934,220
__________________

(1)	Includes one and one half times annual salary plus accrued absences as of January 28, 2012.

(2)	Includes the annual salary plus accrued absences as of January 28, 2012.

(3)	Includes one and one half times the sum of the annual salary and the annual target bonus, plus the pro-rated portion of the annual target bonus and accrued absences as of January 28, 2012.

(4)
For purposes of the table above, the value of RSUs represents the number of shares under the award multiplied by the Company's 2011 fiscal year-end closing stock price of $0.90. For stock options, the value represents the number of option shares outstanding for the executive multiplied by the difference between the Company's 2011 fiscal year-end closing stock price and the option's exercise price.

Potential Payments to John E. Hayes III upon the Occurrence of Certain Events
Assuming the occurrence of the following termination events and/or Change of Control on January 28, 2012, Mr. Hayes would be entitled to receive the additional payments set out in the tables below:

Component of Compensation	Involuntary Termination of Executive		Termination due to the Executive's Disability		Involuntary Termination of Executive with a Change of Control
Cash Severance	$679,550	(1)	$454,550	(2)	$1,242,050	(3)
Restricted Stock Units(4)—Accelerated	—		—		126,450
Stock Options(4)—Accelerated	—		—		—
Health & Welfare	16,079		—		16,079
Total	$695,629		$454,550		$1,384,579
__________________

(1)	Includes one and one half times annual salary plus accrued absences as of January 28, 2012.

(2)	Includes the annual salary plus accrued absences as of January 28, 2012.

(3)	Includes one and one half times the sum of the annual salary and the annual target bonus, plus the pro-rated portion of the annual target bonus and accrued absences as of January 28, 2012.

(4)
For purposes of the table above, the value of RSUs represents the number of shares under the award multiplied by the Company's 2011 fiscal year-end closing stock price of $0.90. For stock options, the value represents the number of option shares outstanding for the executive multiplied by the difference between the Company's 2011 fiscal year-end closing stock price and the option's exercise price.

Potential Payments to Jerome Jessup upon the Occurrence of Certain Events
Assuming the occurrence of the following termination events and/or Change of Control on January 28, 2012, Mr. Jessup would be entitled to receive the additional payments set out in the tables below:

Component of Compensation	Involuntary Termination of Executive		Termination due to the Executive's Disability		Involuntary Termination of Executive with a Change of Control
Cash Severance	$1,156,864	(1)	$781,864	(2)	$2,563,114	(3)
Restricted Stock Units(4)—Accelerated	—		—		227,250
Stock Options(4)—Accelerated	—		—		—
Health & Welfare	16,079		—		16,079
Total	$1,172,943		$781,864		$2,806,443
__________________

(1)	Includes one and one half times annual salary plus accrued absences as of January 28, 2012.

(2)	Includes the annual salary plus accrued absences as of January 28, 2012.

(3)	Includes one and one half times the sum of the annual salary and the annual target bonus, plus the pro-rated portion of the annual target bonus and accrued absences as of January 28, 2012.

(4)
For purposes of the table above, the value of RSUs represents the number of shares under the award multiplied by the Company's 2011 fiscal year-end closing stock price of $0.90. For stock options, the value represents the number of option shares outstanding for the executive multiplied by the difference between the Company's 2011 fiscal year-end closing stock price and the option's exercise price.

Potential Payments to Jill Dean upon the Occurrence of Certain Events
Assuming the occurrence of the following termination events and/or Change of Control on January 28, 2012, Ms. Dean would be entitled to receive the additional payments set out in the tables below:

Component of Compensation	Involuntary Termination of Executive		Termination due to the Executive's Disability		Involuntary Termination of Executive with a Change of Control
Cash Severance	$1,036,985	(1)	$686,985	(2)	$2,349,485	(3)
Restricted Stock Units(4)—Accelerated	—		—		157,500
Stock Options(4)—Accelerated	—		—		—
Health & Welfare	16,079		—		16,079
Total	$1,053,064		$686,985		$2,523,064
__________________

(1)	Includes one and one half times annual salary plus accrued absences as of January 28, 2012.

(2)	Includes the annual salary plus accrued absences as of January 28, 2012.

(3)	Includes one and one half times the sum of the annual salary and the annual target bonus, plus the pro-rated portion of the annual target bonus and accrued absences as of January 28, 2012.

(4)
For purposes of the table above, the value of RSUs represents the number of shares under the award multiplied by the Company's 2011 fiscal year-end closing stock price of $0.90. For stock options, the value represents the number of option shares outstanding for the executive multiplied by the difference between the Company's 2011 fiscal year-end closing stock price and the option's exercise price.

OVERVIEW OF NON-EMPLOYEE DIRECTOR COMPENSATION
We provide a combination of cash and equity compensation to our non-employee directors for their service on the Board. Our employee directors do not receive compensation for serving on the Board. Their compensation is reported above under "Executive Compensation." The following tables and narrative discussion describe each element of non-employee director compensation for fiscal 2011 in greater detail.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(8)	All Other Compensation ($)(9)	Total ($)
James R. Alexander(1)	$136,000	$24,999	$10,773	$171,772
Jerry Gramaglia(2)	$107,000	$24,999	$15,166	$147,165
Curt Hecker(3)	$112,000	$24,999	$54	$137,053
Kay Isaacson-Leibowitz(4)	$125,000	$24,999	$10,773	$160,772
Frank M. Lesher(5)	$120,000	$24,999	$10,773	$155,772
Robert H. McCall(6)	$119,500	$24,999	$10,773	$155,272
Michael J. Potter(7)	$126,500	$24,999	$15,166	$166,665
__________________

(1)	Mr. Alexander held 17,985 RSUs and 25,313 stock options that remained outstanding as of January 28, 2012.

(2)	Mr. Gramaglia held 17,985 RSUs and 62,716 stock options that remained outstanding as of January 28, 2012.

(3)	Mr. Hecker held 17,985 RSUs and 82,269 stock options that remained outstanding as of January 28, 2012.

(4)	Ms. Isaacson-Leibowitz held 17,985 RSUs and 45,144 stock options that remained outstanding as of January 28, 2012.

(5)	Mr. Lesher held 17,985 RSUs and 30,000 stock options that remained outstanding as of January 28, 2012.

(6)	Mr. McCall held 17,985 RSUs and 84,375 stock options that remained outstanding as of January 28, 2012.

(7)	Mr. Potter held 17,985 RSUs and 30,000 stock options that remained outstanding as of January 28, 2012.

(8)
Amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for RSUs granted in fiscal 2011 under our Amended and Restated Stock Option/Stock Issuance Plan. The assumptions made in the valuation of these awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 28, 2012.

(9)	Consists of amounts paid by the Company with respect to life and health insurance premiums.

	Annual Retainer	Meeting Fees
Board of Directors	$50,000	One hour or more:	$3,000
		Under one hour:	$1,000
Committees of the Board of Directors	$5,000	One hour or more:	$2,000
		Under one hour:	$500
Committee Chairs
Audit Committee	$30,000
Compensation Committee	$15,000
Nominating and Corporate Governance Committee	$15,000
Succession Planning and Management Development Committee	$15,000
RSUs having a value of $25,000 are automatically granted to each individual who continues to serve as a non-employee director on the date of our Annual Meeting, provided such individual has served as a non-employee director for at least 90 days. This automatic RSU grant is based on the market price of our Common Stock on the date of grant. The RSUs vest upon completion of one year of Board service measured from the grant date. These RSUs are granted under our Amended and Restated Stock Option/Stock Issuance Plan. Each RSU immediately vests in full upon certain corporate transactions or a Change in Control of the Company.
Additionally, new non-employee directors who join the Board receive stock options to purchase 30,000 shares of Common Stock (the "New Director Options"). The New Director Options have an exercise price equal to the fair market value of the Common Stock on the date of grant. These options vest in one installment after the completion of three years of continuous Board service, as measured from the grant date. The New Director Options are issued under our Amended and Restated Stock Option/Stock Issuance Plan. Each New Director Option immediately vests in full upon certain corporate transactions or a Change in Control of the Company.
In December 2008, we adopted stock ownership guidelines that require non-management Directors to maintain certain ownership levels of our common stock. A description of these guidelines is provided above under "Corporate Governance—Stock Ownership Guidelines."
We pay for the life insurance policies for our independent directors. We also provide Mr. Alexander, Mr. Gramaglia, Ms. Isaacson-Leibowitz, Mr. Lesher, Mr. McCall and Mr. Potter with health insurance under our standard health insurance policy generally available to our employees. We reimburse our non-employee directors for expenses they incur in connection with service on the Board, including travel related expenses associated with attending Board meetings.
Our directors also receive product samples and gift cards from time to time of less than $100 in value, and are afforded our standard employee discount for any goods or services they purchase from us. Additionally, spouses of our directors may accompany them to our annual corporate retreat and Board meeting at our expense, which may include commercial air travel or travel under our business jet fractional share program, as well as incremental expenses for food and other activities.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to Be Issued on Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	4,743,647	(1)	$5.48	(2)	4,626,091	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	4,743,647		$5.48		4,626,091
__________________

(1)	Consists of 3,263,252 options and 1,480,395 unvested RSUs awarded under the Amended and Restated Stock Option/Stock Issuance Plan.

(2)	Does not include the 1,480,395 unvested RSUs, as such awards do not have an exercise price.

(3)
Includes 3,695,845 shares of Common Stock that remain available for future grants under the Amended and Restated Stock Option/Stock Issuance Plan and 930,246 shares of Common Stock available for purchase under our 2006 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of Common Stock as of March 31, 2012, by:

•	Each person, or group of affiliated persons, known by us to beneficially own more than five percent of the outstanding shares of Common Stock;

•	Each director and nominee for director;

•	Our NEOs; and

•	All of our current directors and executive officers as a group.
All shares are subject to the named person's sole voting and investment power except where otherwise indicated.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned(1)
Dennis C. Pence(2)	22,616,773	18.58%
E. Ann Pence(3)	18,133,671	14.89%
Curt Hecker(4)	152,849	*
Robert H. McCall(5)	121,058	*
Jerry Gramaglia(6)	102,912	*
James R. Alexander(7)	79,196	*
Frank M. Lesher(8)	73,064	*
Michael J. Potter(8)	70,475	*
Kay Isaacson-Leibowitz(9)	67,841	*
Jerome Jessup(10)	53,125	*
John E. Hayes III(11)	46,927	*
James A. Bell(12)	28,735	*
Jill Dean	23,500	*
All directors and executive officers as a group (12 persons)	23,436,455	19.25%
__________________

*	Less than one percent. The address for officers, directors and Ann Pence is c/o Coldwater Creek Inc., One Coldwater Creek Drive, Sandpoint, Idaho 83864.

(1)
The information in this table is based upon information furnished by each director, executive officer and principal stockholder or contained in filings made by these persons with the SEC. The calculation of the percentage of shares beneficially owned is based on 121,757,524 shares of Common Stock outstanding as of March 31, 2012. Shares of Common Stock subject to stock options which are currently exercisable or will become exercisable within 60 days after March 31, 2012, are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group. Shares of Common Stock that are issuable under RSUs that are vested at March 31, 2012 and shares of Common Stock that are issuable as a result of the vesting of RSUs within 60 days of March 31, 2012, are deemed outstanding for computing the percentage of the person or group holding such RSUs, but are not deemed outstanding for computing the percentage of any other person or group.

(2)
Includes (a) 21,788,710 shares owned of record by Dennis C. Pence, (b) 550,000 shares owned of record by the Wild Rose Foundation of which Mr. Pence is Director, and (c) 278,063 shares indirectly beneficially owned by Mr. Pence as trustee of grantor retained annuity trusts. Mr. Pence disclaims beneficial ownership over the shares owned of record by the Wild Rose Foundation.

(3)
Includes (a) 17,998,671 shares owned of record by E. Ann Pence and (b) 135,000 shares owned of record by the Dancing River Foundation of which Ms. Pence is Director. Ms. Pence disclaims beneficial ownership over the shares owned of record by the Dancing River Foundation.

(4)	Includes 82,269 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2012.

(5)	Includes 84,375 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2012.

(6)	Includes 62,716 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2012.

(7)	Includes 25,313 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2012.

(8)	Includes 30,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2012.

(9)	Includes 45,144 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2012.

(10)	Includes 53,125 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2012.

(11)	Includes 45,751 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2012.

(12)	Includes 20,625 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2012.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.
Based solely upon review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that there was compliance for fiscal 2011 with all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners.
ANNUAL REPORT
The Annual Report of the Company for the fiscal year ended January 28, 2012 has been made available concurrently with the important Notice of Internet Availability of Proxy Materials free of charge to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material. Paper or e-mail copies of the Annual Report are available upon request as instructed in the Notice of Internet Availability of Proxy Materials. Copies of our various SEC reports, including the Annual Report on Form 10-K, are available for immediate retrieval from the SEC's web site (http://www.sec.gov) and are available on the Investor Relations portion of our website at                 http://www.coldwatercreek.com.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF THE COMPANY'S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP has served as our independent registered public accountants since fiscal 2006 as ratified by our stockholders. The Audit Committee, in its capacity as a Committee of the Board, has appointed Deloitte & Touche LLP to serve as our independent registered public accountants for the fiscal year ending February 2, 2013. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the meeting is required to ratify the appointment of Deloitte & Touche LLP. If the stockholders fail to ratify the appointment of Deloitte & Touche LLP, the Audit Committee would reconsider such selection.
Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting. The representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions of the stockholders.
Our Board recommends that stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2013.
AUDITOR FEES
We paid the following fees to Deloitte & Touche LLP for fiscal 2011 and fiscal 2010:

	Fiscal 2011	Fiscal 2010
Audit Fees	$1,100,887	$1,085,408
Audit Related Fees(1)	23,500	23,598
Tax Fees	—	—
All Other Fees(2)	6,120	6,000
Total Fees	$1,130,507	$1,115,006
__________________

(1)	Audit related fees represent fees billed for audits related to our 401(k) plan.

(2)	All other fees represent fees for accounting research software.
The Audit Committee has considered whether the performance of the above noted services is compatible with maintaining the auditors' independence and has determined that the performance of such services has not adversely affected the auditors' independence.
The Audit Committee shall approve in advance all audit, review or attest engagements and any non-audit services (to the extent permitted under applicable law) and the audit fees and all other compensation to be paid to our independent registered public accounting firm.
The Chairman of the Audit Committee has been authorized to pre-approve non-audit related services performed by our independent registered public accounting firm provided that the Chairman notifies the Audit Committee of any non-audit related services approved under this authority at its next meeting. The Audit Committee may also adopt pre-approval policies and procedures that are detailed as to the particular service. The Audit Committee shall be promptly informed of all services approved pursuant to any pre-approval policies and procedures.
All services performed by our independent registered public accounting firm in fiscal 2011 were pre-approved by the Audit Committee.

PROPOSAL 3
ADVISORY "SAY-ON-PAY VOTE" ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS
This proposal, which is commonly referred to as a "say-on-pay vote," provides stockholders with the opportunity to advise our Board of Directors and Compensation Committee regarding their approval of the compensation of our named executive officers as described in the Compensation Discussion and Analysis section, accompanying compensation tables and narrative disclosure set forth in this proxy statement. This vote is not intended to address any specific item of compensation or the compensation of any particular named executive officer, but rather the overall compensation of our named executive officers as well as the philosophy and objectives of our executive compensation programs.
Our executive compensation programs are designed to attract, retain, motivate and reward talented executives who can contribute to our long-term success and thereby build value for our stockholders. We believe that our compensation program, with its balance of base salary, cash incentive awards and equity compensation, rewards sustained performance that is aligned with long-term stockholder interests.
Our Compensation Committee, which is comprised of independent directors and seeks the input of an outside compensation consultant, oversees our executive compensation and benefits programs. The Compensation Committee approves the performance measurements and targets for our executive officers' incentive pay, and also reviews and approves their compensation packages annually.
The say-on-pay vote is not binding on the Company, our Compensation Committee or our Board of Directors. We value the opinions of our stockholders and the Compensation Committee will take into account the result of the vote when determining future executive compensation.
The Board of Directors recommends that stockholders vote FOR the approval of the compensation of our named executive officers.

OTHER MATTERS
We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy that is enclosed, or that may be given by phone or over the Internet.
It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. YOU ARE, THEREFORE, URGED TO AUTHORIZE YOUR PROXY TO VOTE YOUR SHARES. WE ENCOURAGE YOU TO VOTE YOUR SHARES OVER THE INTERNET, AS DESCRIBED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS SENT TO STOCKHOLDERS OF RECORD ON APRIL 13, 2012 AND THE ENCLOSED PROXY CARD. Alternatively, you may vote (i) by requesting a paper copy of the Company's Annual Report on Form 10-K, the Proxy Statement and proxy card by mail or electronic mail and marking, signing, dating and promptly returning the proxy card, (ii) by telephone, as described in the Notice of Internet Availability of Proxy Materials or your proxy card, or (iii) by attending the annual meeting and voting in person. Note that all votes cast by telephone or the Internet must be cast prior to 11:59 p.m., Eastern Time, on June 8, 2012. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors,

John E. Hayes III Senior Vice President, General Counsel and Secretary Sandpoint, Idaho
April 27, 2012

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

Coldwater Creek

INTERNET
http://www.proxyvoting.com/cwtr
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

21060 Fulfillment 21065

▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" ITEMS 2 AND 3.

Please mark your votes as indicated in this example ☒

1. ELECTION OF DIRECTORS

Nominees:

01 Dennis C. Pence
02 Robert H. McCall
03 Frank M. Lesher

FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.)

*Exceptions ______________________________________

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending February 2, 2013	☐	☐	☐
3. Advisory (non-binding) approval of the Say-on-pay vote	☐	☐	☐

Mark Here for Address Change or Comments **SEE REVERSE** ☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature ____________________ Signature ____________________ Date ________

You can now access your Coldwater Creek Inc. account online.

Access your Coldwater Creek Inc. account online via Investor ServiceDirect® (ISD).

The transfer agent for Coldwater Creek Inc., now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- Make address changes
- Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect®
Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-866-683-2964

Choose **MLink**℠ for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect®** at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2011 Annual Report to Stockholders are available at: **http://www.proxyvoting.com/cwtr**

▼ FOLD AND DETACH HERE ▼

PROXY

COLDWATER CREEK INC.

Annual Meeting of Stockholders – June 9, 2012

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Dennis C. Pence and John E. Hayes III, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Coldwater Creek Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held June 9, 2012 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

21060

Fulfillment
21065

QuickLinks
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held June 9, 2012
Stockholders Should Read the Entire Proxy Statement Carefully Prior to Returning the Proxy
To Be Held June 9, 2012
VOTING RIGHTS AND SOLICITATION
PROPOSAL 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
AUDIT COMMITTEE REPORT ON THE FISCAL YEAR ENDED JANUARY 28, 2012
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
Summary Compensation Table
2011 Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
Pension Benefits
PAYMENTS AND ENTITLEMENT UPON CHANGE IN CONTROL AND OTHER TERMINATION EVENTS
Overview of Non-Employee Director Compensation
Non-Employee Director Compensation
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ANNUAL REPORT
PROPOSAL 2
RATIFICATION OF APPOINTMENT OF THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDITOR FEES
PROPOSAL 3
OTHER MATTERS